UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On July 8, 2026, the Radoff-JEC Group issued the following press release, which includes a letter being mailed to stockholders, after the close of business:

The Radoff-JEC Group Issues Letter to Fellow Seer, Inc. Stockholders Correcting the Company’s Blatant Rewriting of History

Emphasizes that the Radoff-JEC Group Nominees Possess the Necessary Independence and Transaction Experience to Conduct an Objective Review of Strategic Alternatives to Benefit ALL Stockholders

Reiterates the Need for Stockholders to Elect Truly Independent and Qualified Directors to Evaluate Chairman and CEO Omid Farokhzad, M.D.’s Acquisition Proposal

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”) today issued a letter to stockholders of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”) ahead of the Company’s July 28, 2026 Annual Meeting of Stockholders.

The Radoff-JEC Group, which owns approximately 7.7% of Seer’s outstanding common stock, recommends that its fellow stockholders vote “FOR” the election of Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini to ensure the Board of Directors (the “Board”) runs an objective strategic review process aimed at maximizing value for ALL Seer stockholders.

***

Fellow Stockholders,

There is a real mismatch between what Seer is now saying and how its management and Board have historically acted. The Company is claiming that Seer has been a “success” and that the directors we are seeking to remove are “critical to Seer’s future.”1 But stockholders like us know the truth:

•	Seer has delivered a -97.0% total stockholder return since going public in December 2020.[2]
•	Seer has generated cumulative reported losses of more than $465 million since its IPO and virtually zero revenue growth since 2022.[3]
•	Seer has burned an average of $51.8 million each year since going public, for a total cash burn of $310.8 million.[4]
•	Chairman and CEO Omid Farokhzad, M.D.’s strategic plan – which was presented to the Board – states that Seer will not achieve profitability until 2031, which would be 11 years after the Company went public.[5]
•	Dr. Farokhzad has sold over $103 million worth of Seer shares since the IPO – more than the Company’s current market capitalization.[6]
•	The Board rewarded Dr. Farokhzad with more than $6 million in average annual pay from 2020 through 2025 – more than half of Seer’s average revenue over the same period, totaling ~$36.5 million in reported compensation.[7]
•	Despite Seer’s claim that only two of its seven directors are NOT independent (Dr. Farokhzad and Robert Langer, Sc.D.), in reality, we contend that FIVE of the directors are NOT truly independent. Terrance McGuire and Dipchand Nishar have external business relationships with Dr. Farokhzad. Isaac Ro’s employer is a significant investor in Seer’s controlled company PrognomiQ (where he also serves as a director), so his interests and motivations are not aligned with those of Seer stockholders. These issues, and the actions these directors have exhibited to date, raise serious doubts as to their ability to independently and effectively oversee Dr. Farokhzad or objectively evaluate his proposal to acquire Seer.[8]

Seer’s Board Cannot Be Trusted to Evaluate Chairman and CEO Farokhzad’s Acquisition Proposal

The Board’s misleading statements over the past several months have underscored that it is NOT focused on acting in the best interests of ALL stockholders – but only on doing what’s best for itself and Dr. Farokhzad.

1 Company press release dated July 8, 2026.

2 FactSet. Total stockholder return from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial proposal to acquire the Company.

3 Company Form 10-K for the year ended December 31, 2025 filed on March 2, 2026.

4 Company Form 10-K filings. Cash burned in operations refers to the sum of net cash used in operating activities, purchases of property and equipment, and proceeds from disposal of property and equipment.

5 Company PRE 14A filed on October 10, 2025.

6 Dr. Farokhzad’s Form 4 filings. Market capitalization as of close on July 2, 2026, prior to the public disclosure of Dr. Farokhzad’s take private offer.

7 Company proxy statements.

8 Company proxy statements. Complaint filed by Bruce Taylor, on behalf of himself and all other similarly situated stockholders of the Company, in the Delaware Court of Chancery on March 2, 2026.

Seer’s Egregiously False Claims[9]	The Facts
“Seer has a purpose-built Board of Directors with the expertise needed to guide a category-creating life sciences tools company.”

Seer’s seven-member Board contains Dr. Farokhzad and four directors with whom he has external business relationships.

Dr. Farokhzad has not only destroyed value at Seer – he has done the same at Senti Biosciences Holdings, Inc., BIND Therapeutics, Inc., Selecta Biosciences, Inc. and Tarveda Therapeutics, Inc.

Directors McGuire and Nishar served on the board of Dr. Farokhzad’s SPAC, which combined with Senti Biosciences Holdings, Inc. in 2022 and has since seen its share price decline by more than 98%.[10]

Is the “purpose” of Seer’s Board to be beholden to Dr. Farokhzad and guide the Company to a -97.0% total stockholder return?[11]

“Their only desire is to strip Seer of its cash.”

We never proposed stripping Seer of its cash. Our three acquisition proposals valued Seer appropriately – it is a microcap business that has consistently burned cash and has underwhelming growth prospects.

The cash component of Dr. Farokhzad’s own proposal to acquire Seer is identical to our last offer; yet he does not purport to desire to “strip Seer of its cash.” The Board rejected each of our proposals without engaging with us whatsoever but is now apparently evaluating Dr. Farokhzad’s offer, which we calculate as inferior.

“[T]heir nominees raise serious concerns regarding independence and their ability to act in the best interests of all stockholders.”

Our nominees are independent from us and have no relationships that would impact their ability to act in the best interests of all stockholders.

Dr. Farokhzad, on the other hand, is bidding to acquire Seer and has business relationships with four of the six other sitting directors. The Board has repeatedly bashed our acquisition proposals – which it rejected without engaging – yet has not commented on Dr. Farokhzad’s proposal in its letters to stockholders.

Seer’s Board has failed time and again to act in the best interests of all stockholders, whether by failing to engage with us on any of our three acquisition proposals, seeking to preserve Dr. Farokhzad’s super-voting rights or adopting an onerous poison pill. How can stockholders trust that Mr. McGuire, Mr. Nishar, Mr. Ro or Dr. Langer will objectively evaluate Dr. Farokhzad’s proposal when they have financial incentives to support whatever Dr. Farokhzad wants?

“Three nominees, one purpose: Sell Seer early.”[12]

The purpose of our nominees, as we have consistently said, is to act in the best interests of all Seer stockholders, including by advocating for a strategic review process that focuses on ways to maximize stockholder value after years of destruction. As Dr. Farokhzad himself said, “Seer should be private.”[13] The Board is now evaluating his proposal, making its comments about us wanting to sell Seer “early” look disingenuous.

9 Company press release dated July 8, 2026.

10 FactSet. Share price decline from June 9, 2022 through July 8, 2026.

11 FactSet. Total stockholder return from December 4, 2020 through April 10, 2026, the trading day immediately prior to the Radoff-JEC Group’s submission of its initial proposal to acquire the Company.

12 Company presentation filed on July 6, 2026.

13 Letter from Dr. Farokhzad dated July 1, 2026 and filed by the Company on July 2, 2026.

Vote FOR Independent Directors to Support an Objective Strategic Review

We agree with Dr. Farokhzad that Seer should not be a public company. We have submitted three fully financed proposals to acquire Seer for premiums of 33% - 42% to its unaffected share price and a contingent value right that would enable stockholders to further benefit from the disposition of Seer’s assets.

The Board chose to reject all three of these offers outright without engaging with us on ANY of them. Then, Dr. Farokhzad submitted a proposal to acquire Seer, and two days later, the Board quickly formed a Special Committee to evaluate his proposal – though it has not disclosed which directors will serve on the Special Committee.

We are not opposed to someone who is not us buying Seer. We simply believe Seer should be sold to the highest bidder in a transaction that maximizes value for ALL stockholders – not in a conflict-ridden process led by directors who are chummy with one of the bidders and have demonstrated over the past five-plus years that they cannot create value for Seer stockholders.

Voting for Dr. Berman, Mr. Horowitz and Mr. Rinaldini – who are capital allocation and transaction specialists, as the Board itself even admitted14 – is the only way to ensure the Board conducts an independent and objective evaluation of acquisition proposals with the goal of maximizing value for ALL stockholders.

Sincerely,

Bradley L. Radoff and Michael Torok

Owners of ~7.7% of Seer’s Outstanding Common Stock

***

14 Company presentation filed on July 6, 2026.

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Support a Credible Strategic Review Process Aimed at Maximizing Value for ALL Seer Stockholders

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com.

Visit www.SaratogaProxy.com/SEER to learn more.

Contacts

Greg Lempel

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